Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TRMM - TRM’s Acquisition of eFunds ATM Network

Event Date/Time: Sep. 24. 2004 / 11:00AM ET

Event Duration: N/A

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TRMM - TRM’s Acquisition of eFunds ATM Network

CORPORATE PARTICIPANTS

Ken Tepper

TRM Corporation - President and CEO

Dan Tierney

TRM Corporation - EVP

Tom Mann

TRM Corporation - COO

Dan O’Brien

TRM Corporation - CFO

Ashley Dean

TRM Corporation, U.K - Managing Director

CONFERENCE CALL PARTICIPANTS

James Elleman

Seaqquest Capital - Analyst

Tom Levon

Smith Barney - Analyst

Peter Swanson

Piper Jaffray - Analyst

Chris Heinz

Perennial Partners - Analyst

Reid Anderson

FBR - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the TRM webcast and conference call. My name is Ann Marie and I’ll be your coordinator for today.

[Operator Instructions]

I would now like to turn the presentation over to your host, Mr. Ken Tepper, President and CEO of TRM Corporation. Please proceed, sir.

Ken Tepper  - TRM Corporation - President and CEO

Good morning. Today we’re going to talk about our recent agreement to acquire the ATM division of eFunds, which represents a completely transformative event for TRM Corporation. The acquisition will be profitable for the company immediately upon closing and accretive to EPS. It represents a major step in the implementation of our business plan, which will remain focused upon profitable growth through both acquisition and organic origination.

As a result of the acquisition, we will become the leading non-bank ATM deployer on a global basis, creating important financial advantages derived from the scale and scope of our operations. We will continue to leverage our extensive servicing force, which remains a competitive advantage as we grow.

Organic ATM growth in the United Kingdom remains the driving force behind our internal expansion and we expect to add new and important relationships in this growing marketplace. Our opportunities for additional acquisitions importantly, remain intact with sufficient capital and funding available for timely deployment.

Through combined cost efficiencies and revenue enhancement opportunities, we expect the eFunds acquisition to have an increasingly material effect upon our strong financial performance today.

And I’d like to ask our Executive Vice President Mr. Dan Tierney to provide a more specific review of the transaction and its impact on the company. At this time, I will comment that we’re also joined today by our COO, Mr. Tom Mann, our CFO Dan O’Brien and our Managing Director in the United Kingdom, Ashley Dean.

Dan?

Dan Tierney  - TRM Corporation - EVP

Thank you, Ken. And good morning to all of you out there. What I’d like to do is, I’m on slide three. I’ll be calling out the slides for those of you who aren’t on the webcast, but are hooking in through the teleconference.

Let’s start with the acquisition summary. What did we buy? Primarily we bought 17,130 very seasoned, non-bank off premise ATMs and their associated merchant agreements, with 15,300 of those in the U.S. and a little over 1,800 in Canada. These ATMs come with months, if not years, of performance data that we based our decision upon.

Secondly, we want a very diverse portfolio. Diverse in three senses. First in the program sense. Over 15,000 of these are merchant processing where they own the ATMs with approximately 70% of the net revenue coming from that portion of the ATM estate. Two thousand are full placement, where the ATM is owned and cash managed and provided but with cash, by eFunds. That produces 30% of the net revenue.

Its diversified in its customer base. The top ten accounts represent only 13% of the gross revenue. And it’s certainly diversified in its geographic distribution with ATMs installed in 50 States and 11 Provinces throughout Canada. And as Ken mentioned, the integration of this with TRM creates the single largest international ATM network in the world with over 21,500 units deployed.

Going to slide four, a summary of the acquisitions. The acquirer is twofold. TRM ATM Corporation, Inc. in the U.S. and TRM Canada Corporation, Inc., of course in Canada. The purchase price is $150 million paid in cash at closing.

Closing will take place in the fourth quarter of 2004. Funding consists of $120 million syndicated senior debt underwritten through Bank of America with $30 million of “on-balance sheet” cash as a result of our equity offering. A Fairness Opinion was provided by Banc of America Securities LLC and the decision making process of the board.

We’re now going to slide five. We will be touching on some key acquisition multiples in this slide. This is looking at a trailing 12 months actual and is prior to all proxies (ph) and revenue increases expected by TRM, which we’ll touch on, momentarily.

From our growth revenue standpoint, eFunds ATM group produced in the last 12 months 133 million which was also in a multiple against the purchase price of 150 million at 1.1.

There is a tax effect consideration as a result of the allowable amortization of the purchase price of 15 years. When you take that tax effect at the NPV into consideration, it comes out to a 123 million effective purchase price. When we take the multiple against those revenue, it drops to 0.9, against a 123. Net revenue, eFunds in the past 12 months, little over 47 million. So the multiple against the 150 is 3.2. And against a 123 million purchase is 2.6.

And lastly, EBITDA over the last 12 months, they won an EBITDA of 16.3 million and that’s the purchase price multiple against the 150 million at 9.2. And against the tax affected it’s 7.6. I will point out that both the reconciliation of the above EBITDA and tax affected numbers will be posted following this presentation on our website for those of you who would like to review that.

Ken Tepper  - TRM Corporation - President and CEO

I will also add that these multiples are prior to proxies (ph) and revenue enhancement that we’re going to review in detail shortly.

Dan Tierney  - TRM Corporation - EVP

Slide six. Let’s go to the business segment impact over the acquisition to TRM. We start out today at 51% of our net revenue. When you look at the first half of ‘04, it came from copiers 49% from ATMs. When you add in the eFunds’ first half, a 100% coming from ATMs, of course, what you derive at the integration of these two is that 30% of the net revenue, which will be over $71 million, will come from copiers where in fact 70% would have come from ATMs. So you can see that this significantly diversifies our business and truly makes us a world class global ATM company, no longer with the high level of dependency that we have today on a copier business.

Slide seven please.

We’re now going to touch on what we call a productivity of an individual ATM. And again we’re using first half 2004 actuals in this analysis. If you look at TRM, an average ATM produced close to $5,500 in net revenue in the first half of the year. eFunds equivalent produced slightly over $4,000. The reason they’re producing less than a TRM ATM is because of a program or product mix, where the vast majority, 80%, of their estate is processing only.

In our case we have a much higher percentage of full placement and in a processing only the merchant receives a much larger share of the revenue stream thus lowering net revenue. When you combine these two into a Pro Forma, it produces $4,350 for the quarter in net revenue per unit. From a historical five-quarter view, you can see that that relationship between net revenue refunds and TRM cracks. What you also notice of note is Q4 of ‘03 and on, you’ll see TRM net revenue climbing while eFunds remain relatively flat. The reason for that is price increases that we put in place in our business in the first half of ‘03 while eFunds did not.

Ken Tepper  - TRM Corporation - President and CEO

We think that that is an important revenue enhancement opportunity, but again, we will talk to further. But currently the average surcharge rate on the eFunds portfolio that we’re acquiring is substantially lower than the TRM internal rate. And we think that increasing surcharge fee is an important thing to do.

Dan Tierney  - TRM Corporation - EVP

And slide eight, this gives you specifics of the program mix, where today we’re at 45% merchant owned processing type program solutions and 55% placement. In an integrated world with eFunds, we number 21, 746 units. And of that 79%, are merchant owned processing and 21% are placements. This puts less burden on TRM from a capital equipment and replenishment perspective. And we think that’s a good diversification on our part.

From the standpoint of industry, what happens is we slightly reduce our dependency on the food segments, which are grocery, convenience store and supermarket, we go through 57% of our stake being improved to 59% of our stake being improved with a growth in the restaurant bar area, and in the other category, which we again feel is important for diversification purposes.

Ken Tepper  - TRM Corporation - President and CEO

So once again, I think the diversity of the portfolio both in terms of industry allocation, geographic dispersion and also on product mix, full placement versus merchant owned was a very important and attractive asset for us as we valued this transaction.

Dan Tierney  - TRM Corporation - EVP

If we now go to slide nine. On the top, it shows the impact geographically of the estate mix changing. We go from being number ten in the U.S. And really not even on the Canadian radar screen with a small number of units being 74, to integrating in the eFunds portfolio, resulting in a number three position in Canada and this is based on ATMs, sites installed and managed and number two in the U.S. And we are currently, as most of you might know, number two in the U.K. as well, without a doubt making it the largest international ATM deployer.

When you look at ATMs by location, we also see significant diversification taking place. In today’s TRM world at the end of Q2, we had a little over 4,600 units. 68% of those were located in the U.K. And 26% were in either the south or eastern portion of the United States with two primary customers. As we integrate in the eFunds portfolio, what we find is that the U.K grows from a 68% to a 14% mix of our portfolio. The U.S. rises from 30% to a 77%. And Canada goes from 2% to 9%. And at the same time we achieve a great deal of balance in the entire United States with a majority now shifting now from the southeast to the central part of the U.S. where 37% of the ATMs will now be located.

Ken Tepper  - TRM Corporation - President and CEO

And the acquisition fully allows us to leverage our existing servicing infrastructure that was derived from our photocopy business. And we also feel that that is an important attribute. Currently you may know that we already service 11,000 ATMs eFunds that are all included in this acquisition.

And that the override of these additional units in areas where we have preexisting photocopy business, will again allow us to have a competitive advantage in terms of using our field service team to maintain these new units.

Dan Tierney  - TRM Corporation - EVP

We are now going to slide 10. Part if this acquisition is a partnership that will be in place moving forward between TRM and eFunds. That partnership is based on leveraging the competencies of both companies to the greatest extent possible. From the standpoint of what TRM will do in this new partnership, going forward, we will perform what I would say our outward facing activities.

We’ll so sales and marketing on behalf of the partnership, such that if eFunds has a customer that has a requirement for an ATM, either purchased or replaced, that need will come to us and we will fulfill that need. And we will share in the revenue streams coming in from that.

New core maintenance as Ken alluded to, we’re leveraging our current infrastructure in the U.S. and Canada. We will leverage it even more for both first and second line maintenance. And we’ll derive customer and site management. All of these are outward facing.

All of these leverage our core competencies in the area of customer care and service. eFunds on the other hand will support us on inward facing activities. Things that are their core competencies that are driven by computers, systems and processes. They’ll provide cash management, they’ll provide heap desk and ATM monitoring. And certainly they will provide transaction processing. This is, what I like to say is a partnership where the toolbox meets the PC. We feel very positive about the growth of this new partnership, going forward.

Ken Tepper  - TRM Corporation - President and CEO

I would add that this — the transaction to a great extent I think represents the vision that the Chairman and CEO of eFunds Paul Walsh brings to this partnership. And that’s a win-win scenario, where in reality of we are able to leverage a category leading processing system. eFunds currently serves over 9,000 insured institutions. And has a reputation both in quality of service and reliability that is extremely impressive.

As is important for us, it is also very attractive from a financial perspective. Under this transaction, we will experience significant cost savings on the processing side. In fact in some cases cutting our processing costs in half. And that is a very attractive set that eFunds brings to us in addition to their really prime level of customer service and other areas that’s been demonstrated to us in the industry.

So we’re very proud to enter into what really is an ongoing partnership with a fine company that has, we found to our experience, great senior management and leadership. And I expect that we’ll have opportunities to continue to expand upon and leverage this partnership in other areas ongoing.

Dan Tierney  - TRM Corporation - EVP

We’re now going to slide 11. Ken mentioned the revenue and cost enhancement opportunities. And we’d like to touch on those further. Number one is, to account manage low performing full placement sites. There are a significant number of sites that in TRM’s opinion are performing at or below acceptable profit levels from our perspective. We plan to do 2005 with this estate, exactly what we did in 2002 and 2003 with our own estate where we redeployed close to a 1,000 ATMs. And in doing so, significantly enhanced the financial performance of TRM.

Secondly, and Ken touched on this briefly, surcharge fee increases. The eFunds estate, in their full placement estate arena, is currently charging an average of $1.65 to the consumer for the convenience of withdrawing cash. In TRM’s equivalent full placement estate, we currently had $1.95 or higher. So we see significant opportunity to enhance performance by raising this very critical revenue stream.

Ken Tepper  - TRM Corporation - President and CEO

And I would add that since my experience at TRM, as President and CEO we’ve continually monitored surcharge pricing in the marketplace. And our experience in going from a $1.65 closer to $2 really indicated that there was little or no consumer resistance to accessing convenient cash in the locations in which we do business. So we do think that the surcharge being increased is an important opportunity for us that we will pursue on a very timely basis.

Dan Tierney  - TRM Corporation - EVP

Number three, leverage sales force. eFunds brings with it a very large and competent employee and independent dealer sales organization. Much larger than TRM’s currently is in North America. Their employees are highly commissioned and tied to performance and there is over twenty of those. They have 46 active U.S. distributors, something we only have a couple of. And in Canada, they have over a dozen independent agents that sell through them, sell for them, in addition to their own employees.

Our goal here is to merge the organizations and leverage them on eFunds support on the regeneration as well as our continued organic sales efforts. And we do expect to see strong results with this new sales force, going forward.

Ken Tepper  - TRM Corporation - President and CEO

So while we have noted in the past that certainly the market place in the United States has a much higher degree of density in the ATM business than we are experiencing in the U.K., which continues to be a high growth market for us.

This sales force at eFunds has a proven and demonstrated capability to deploy in the United States profitably. They’ve generated over a 1,000 new machines for the estate. And we think that they are going to provide us an added benefit in our North American organic growth initiatives.

Dan Tierney  - TRM Corporation - EVP

Lastly, and certainly not the least, is increased service profit margin. As Ken mentioned, apparently TRM supports over a 11,000 eFunds locations. And the way that works is that we are a subcontractor to them. So we go out and perform service for an independent merchant on a time materials basis. We generate an invoice to eFunds.

Efunds, in turn, uplifts that price approximately 30% and generates an invoice to the customer. Those customers will now be our customers. We will no longer be a subcontractor. We will be the primary. And we will enjoy that additional uplift in the form of increased margins for TRM. And again we expect that to be in the area of 30%.

Ken Tepper  - TRM Corporation - President and CEO

I would like to ask Tom Mann, who is our COO, and really spearheads our third party servicing initiative. Tom, would you like to add some perspective on servicing opportunities?

Tom Mann - TRM Corporation - COO

Sure, Ken. Thank you. In addition to eFunds, we service over a 150 other ATM deployers throughout the United States. What eFunds will allow us is now to leverage our service network further, to manage these machines as well as to expand our services to other companies who may require assistance.

The nice thing about eFunds is that there is still some opportunity for us to expand upon our services as we only have 11,000 of the 17,000 sites, while also strengthening our relationships with the other service providers that eFunds is contracting with, to service some of these locations. That being specifically NCR and some other smaller companies that regions or areas that we don’t presently service.

Ken Tepper  - TRM Corporation - President and CEO

And I would add that our experience of NCR as a primary partner of TRM Corporation and they have got an outstanding reputation for the work they do in the field, not only in their equipment manufacturing but also in their field servicing. So the portfolio as it stands, is well taken care of.

Dan Tierney  - TRM Corporation - EVP

OK. We will move on to slide 12. And here we will focus on significant cost reduction opportunities. The first of those being SG&A. We expect as a result of this transition that 60 some people that are currently part of the eFunds ATM group staff, will no longer be required in the new organization on our end.

Number two is corporate allocation. eFunds currently allocates roughly $11 plus million a year in the form of indirect allocation to this business. We expect to reduce that by some 65%. As Ken alluded to, we will experience a 50% reduction in the current processing fees that we pay as an organization as a result of this partnership.

And from a vault cash standpoint, with the thanks of our securitized commercial paper conduit, we will reduce the interest that is paid for the cash, for the full placement of estates, some 30%. We are currently slightly over 3% for that interest rate within TRM. And that will be applied to their full placement estate and that will result in a 30% approximate reduction in the cost.

Overall, if you look at what is termed the available cost, and the available cost for eFunds per annum, was derived by taking their total cost and removing their merchant commissions. Something we feel is not practical to expect a reduction in those commissions going forward. If we then look at what’s available, it is approximately $43 million per annum; we expect to exceed a 30% reduction in that overall available cost.

I will say we are not factored in any other benefits of this integration in areas like service productivity where due to density of the sites, we will now significantly reduce our drive time and thus increase our service team’s productivity as well as lower costs that we pay to other third party to service our copier sites that we will now be able to cost effectively take on ourselves, through this increased density.

And I could go on which I won’t. But there are further additional costs that we believe will take place as a result of this acquisition that we have not yet factored in.

Ken Tepper  - TRM Corporation - President and CEO

We have been successful and we continue to focus on cost reduction and cost management at TRM, in connection with the deployment of an ATM network. And we see very similar opportunities for us in the eFunds portfolio and we will remain focused on making sure that we maximize the potential cost savings. And I think what you are viewing here is a gauge that we are extremely comfortable with and one that as CEO, I would expect our senior management team to be able to exceed in terms of execution. And again, in a timely manner.

I just wanted to touch on one thing. Tom, perhaps you could just talk about our relationship with DZ Bank, which is very important to us in terms of our vault cash.

Tom Mann - TRM Corporation - COO

Sure. I think Dan mentioned a little earlier, the 30% cost reduction based on our vault cash relationship through DZ Bank versus eFunds present relationships. DZ has proven to be quite reliable and flexible partner to TRM whose services and opportunities that they present to us cannot be excelled. It is one small area but it rolls up for the larger corporate initiatives at any opportunity to save money or flow rates to the bottom line.

Ken Tepper - TRM Corporation - President and CEO

We are going through an overview of where the corporation is at the moment. Some of you may be familiar with this material.

Dan Tierney  - TRM Corporation - EVP

So we’re moving on to slide 14. And again, as Ken alluded to, we would like you to just touch on through the first half of the year where the business is, for those of you who might not be aware of exactly where we are to date.

If you look at gross sales in the first slide 14, the overview of the ATM performance, we go from 18.8 million in 2001 to 41.3 million in gross sales in 2003, or 120% increase. If you look at gross profit, we see ourselves going from 4.1 million in 2001 to 16.1 million in 2003, over a 300% increase. This increase in gross profit run rate over gross sales is a result of the leverage we are now enjoying in the business as we add new ATMs on a fairly fixed SG&A infrastructure. Something we believe we will continue to enjoy as we layer on the eFunds acquisition.

Ken Tepper  - TRM Corporation - President and CEO

One of the things I would like to point out is that our core business strategy of continuing to achieve profitable growth is centered around not just acquisition, although this acquisition is certainly an incredibly important achievement for the corporation.

But our organic growth also remains a very critical part of our business plan. And in the United Kingdom, we continue to experience significant growth month over month, quarter over quarter. And that growth is certainly reflected in these gross sales and gross profit numbers.

Ashley Dean is our Managing Director of the United Kingdom. And I thought Ashley, you might want to take an opportunity to comment on organic opportunities for growth in the U.K.

Ashley Dean  - TRM Corporation, U.K - Managing Director

Yes. Thank you, Ken and good morning. Well, obviously in the U.K. it is worth reminding, it’s a less mature market than the United States and Canada. Therefore, that’s really where much of the organic growth will come from. And this either comes from brand new sites, through either individual and some major business relationships. And I might just mention some of the major relationships that we have and then continue to sort of leverage new sites from. These would include the post office, Somerfield, Bourne Leisure Group, which is a group of major holiday resorts and of course Shell, U.K. And some of you would be aware that we are in the process of rolling out something like hundreds Shell sites, which are at major fuel and transport centers typically on the motorways and main roads of United Kingdom.

There are a number of sort of trial deployments on the ride. One of which I might mention is with British Telecom being a street based kiosk combination of sort of, phone and ATM, and which all of you know, are both in the U.K. and Northern Irelands.

There are a number of other discussions which are expected to come to fruition in the forthcoming future. Some of these are around businesses associated with gaming and casinos with the deregulation of that market sector and some of the opportunities we expect to flow from those.

So a number of sort of organic growth opportunities both in some of those major relationships but continuing to focus on the one-off traditional retail sector as we always have.

Unidentified Speaker

Thank you. The reality I think from our experience in the U.K. is the business continues to develop really on a month-by-month basis.

Dan Tierney  - TRM Corporation - EVP

One last thing before we go to slide 15 and slide 14 to point out, as you’ll notice, in the first half of ‘04, that for the first time in the company’s history, we generated revenue from our third party service organization to the tune of 1.1 million. And as Tom mentioned this is a growing opportunity we see for TRM.

Going to slide 15, this gives an overview of TRM Corporation with copiers integrated in as well. And from a gross revenue standpoint, we were at 79 million in 2001 and we approached a 100 million in 2003 at ‘96 where we came out. And we currently are at 55 million in the first half of 2004. So we have every expectation of exceeding for the first time, in the company’s history that $100 million mark here in 2004.

From a gross profit standpoint, we went from 23.9 million in 2001 to 34.6 million in 2003. And so far, in the first half of the year we are at 20.8 million in gross profit. And you can see if you happen to have the graph in front of you, you can see the shift away from the copier business to the ATM business. And in fact, for the first time in the company’s history, in the first half of, in the second quarter of this year our gross revenue of ATM has actually exceeded that of the copier business.

Ken Tepper  - TRM Corporation - President and CEO

Obviously, we expect the eFunds acquisition to have a substantial effect on this mix going forward.

Dan Tierney  - TRM Corporation - EVP

And the last slide looks at two very critical measures that we look at on a very, very high degree of regularity. That being EBITDA and net income. And you can see that the EBITDA has grown over the past six quarters from 4.1 million to 6.4 million most recently in Q2 of this year, a 50% increase.

While at the same time net income has gone from 0.8 million in the first quarter of ‘03 to 2.7 million in the second quarter of ‘04, a 200% plus increase. So a Forex improvement over EBITDA. So we are taking that cash flow. We are employing it in a very productive way to significantly enhance our net income and thus significantly enhance our earnings per share.

And with that I would like to turn it back to Mr. Tepper to close.

Ken Tepper  - TRM Corporation - President and CEO

Thank you, Dan. The company’s internal generation of cash flow remains strong and remains a very important asset for us, particularly as we look to take advantage of remaining opportunities for additional acquisition. We have been very active on an international basis in identifying what we feel are financially attractive portfolios that make good sense for us in terms of leveraging our existing infrastructure and growing our ATMs fee.

And we will remain active acquirers when the opportunity calls for it in the period of time coming ahead. Certainly this transaction, while it is incredibly important for us and certainly of transformative scale, this transaction does not put us effectively out of the acquisition market.

So we will continue with the business plan that’s based upon identifying attractive acquisition, candidates and as well a promoting our continuing organic growth.

Partnering with a company of the quality and stature and breath and reach as eFunds has is really a tremendous opportunity for us at TRM. I am very pleased and proud of the relationship and of the opportunities that I think will be forthcoming as a result of their vision, which is a shared vision for continued support of our ATM deployment, both in the United States, in Canada, in the U.K. and in additional markets, which we believe are attractive. And in fact in some cases are completely untouched at the moment.

So we do see opportunities. We are very pleased to have eFunds with us as we pursue those opportunities. Thank you for calling in today. And we are going to open up the line to questions. And as always at TRM, if you don’t get your question in today, hopefully you will have no problem getting either in touch with me or other members of senior management. We are always available.

QUESTION AND ANSWER

Operator

[Operator Instructions]

And your first question comes from James Elleman (ph) of Seaquest (ph) Capital. Please proceed.

James Elleman  - Seaqquest Capital - Analyst

Little bit about the depreciation schedule you have on your ATMs and how that could possibly change going forward. And also if you could mention the depreciation schedule on your copiers. Thank you.

Ken Tepper  - TRM Corporation - President and CEO

Thank you. Our depreciation schedule on our ATMs is approximately a seven-year depreciation. It really, I think, is a result of the acquisition you will probably see us between a seven and ten year depreciation life. We have yet to find an ATM machine that we had to take out of the marketplace because of obsolescence. They seem to, kind of like the Energizer bunny, the machines, maybe it is credit to both NCR and (inaudible) some of the other manufacturers. But they seem to continue to just keep working. So we are very comfortable with the seven to 10 year depreciation.

James Elleman  - Seaqquest Capital - Analyst

Is there any possibility you might extend that depreciation maybe 15 years which would lower your amortization cost?

Ken Tepper  - TRM Corporation - President and CEO

I really don’t think so. It seems like we are kind of at the industry standard. And it’s our view that we are going just to remain there.

James Elleman  - Seaqquest Capital - Analyst

And going forward, if we look forward five years, with plastic being used more over time versus cash. Does that affect your depreciation thinking in terms of the ATMs?

Ken Tepper  - TRM Corporation - President and CEO

Well, we really haven’t seen it impact our business. And so it does not affect our view. Obviously, we will always react to any market circumstance that will have a material impact on our business. So there is no way to know what will happen in the future. But currently we see no reason to reevaluate.

James Elleman  - Seaqquest Capital - Analyst

OK. And on the copiers?

Ken Tepper  - TRM Corporation - President and CEO

The copiers we use are different profile. A little bit different in the U.K. versus the U.S. In the U.K., we generally use a five-year depreciation for our copiers. And I think on most of our copiers in the U.K. Dan, are we well into the second year?

Dan Tierney  - TRM Corporation - EVP

That is correct. Yes, we are.

Ken Tepper  - TRM Corporation - President and CEO

So we use a five-year depreciation. In the United States we use a depreciation schedule that is based on the usage of the machine, the — I don’t know if you have ever had the opportunity to see one of our convenience photocopiers in a retail location. But they are very robust, reliable units. That’s what they were designed to do. They were designed to survive and in fact they’ve a great track record with us. And we will depreciate, we do depreciate those units, on a really, a per-quick (ph) level.

I believe we use a schedule that is less than half the manufacturer’s suggested depreciation rate on a per-quick schedule. So based on the manufacturer’s indication, we probably could slow down our depreciation. But we have chosen to just stick with the program that we are on.

James Elleman  - Seaqquest Capital - Analyst

OK. About how many years does that end up being in the U.S.?

Ken Tepper  - TRM Corporation - President and CEO

You know, it depends on the usage of the machine, but somewhere in the neighborhood of 10 years to 12 years.

James Elleman  - Seaqquest Capital - Analyst

OK. How does that compare to (inaudible)?

Ken Tepper  - TRM Corporation - President and CEO

Many of the machines are well into that depreciation schedule. I should tell you as well.

James Elleman  - Seaqquest Capital - Analyst

OK. And how does that compare to sort of schedule that Kinko’s uses, or some of the other (inaudible)

Ken Tepper  - TRM Corporation - President and CEO

Well, I can assure you that there is absolutely no similarity between a machine at Kinko’s and a machine at TRM in a retail location. I mean, Kinko’s are very — by the way, I don’t really — a typical piece of equipment that Kinko’s would deploy would be a very high volume, high density, very complex piece of machinery that makes a lot of copies everyday.

Our typical convenience photocopier customer comes in and makes about four copies. So we are in a really a very, very different business than Kinko’s would be.

James Elleman  - Seaqquest Capital - Analyst

OK. Thank you very much.

Ken Tepper  - TRM Corporation - President and CEO

Sure. Next question?

Operator

Our next question comes from a webcast audience member, Tom Levon (ph) from Smith Barney. The question is could you please give us a feel for the capital need over the next 12 months. As well as your goal for gross profit margin once this acquisition is absorbed.

Ken Tepper  - TRM Corporation - President and CEO

I will say that, and we will be helpful in answering your question in a moment. We don’t, and some of you may know, we don’t do projections. So, to some extent we may not be quite as helpful as you like us to be.

But let’s talk about the capital expectations, Capex expectations, organically.

Dan Tierney  - TRM Corporation - EVP

On this particular acquisition, there will be a need for some amount of capital to convert some units to the most recent level of security in the United States and we do expect to incur $2 million to $4 million of conversion cost over the next couple of years for that activity known as Triple DES.

In addition to that we would expect to have somewhere in the area of $5 million to $7 million of capital required for organic growth between the U.S. and the U.K. And that could accelerate, as we rollout, especially this new sales force in North America. And we would actually love it to accelerate because if it does accelerate, it means we are increasing our growth and increasing our profit along with it.

And in terms of acquisition activity, as Ken mentioned we still have a lot of our “powder dry” and we will just have to see how that goes.

Ken Tepper  - TRM Corporation - President and CEO

In terms of Capex from our unit economic standpoint, I mean when we are able to acquire and deploy a new machine, our payback time on that investment is going to be as short as 13 months. So we look forward to Ashley Dean and his group in the U.K. continuing to lead us in the right direction in terms of additional performance and we look forward to funding them with a return like that. I hope that was helpful.

Tom Levon  - Smith Barney - Analyst

Thanks.

Operator

A teleconference questions. Your next teleconference question comes from Peter Swanson of Piper Jaffray. Please proceed.

Peter Swanson  - Piper Jaffray - Analyst

Hi, can you hear me?

Ken Tepper  - TRM Corporation - President and CEO

Yes, we can hear.

Peter Swanson  - Piper Jaffray - Analyst

Hi, Ken. Congratulations on the acquisition. Question for you about leveraging your servicing capabilities. You have currently have a little bit over 200 service personnel. I am wondering what type of increases might be required to support this estate and also support the opportunities you have to do additional third party servicing. How should we think about that in the cost structure, going forward?

Tom Mann  - TRM Corporation - COO

Peter, this is Tom Mann. That’s a very good question you asked. As Ken mentioned earlier in the presentation, we presently service over 11,000 of these 17,000 locations. It will also expedite our entry into the third party service business in Canada where right now we have very limited opportunity to service there.

Within the U.S., as we expand into new areas as we presently service directly, we estimate that every 500 new machines will require an additional service person. Now when you add that person to a region, we also have the opportunity to recoup some expenses where we were paying third party to service our photocopiers in the same market. So it is an ongoing review and revamp process in the field.

Ken Tepper  - TRM Corporation - President and CEO

So, Pete, we do believe that we have additional capacity in our existing network. The most important component of that, as Dan Tierney mentioned earlier is drive time. The overlay of these units in terms of either our existing photocopy locations or ATM locations, that overlay is significant. So drive time seems to be one of the major issues in leveraging a technical workforce.

But we will — it’s not an infinite solution. And as Tom Mann said, we will look at service people in the field generally one new one for every 500 machines that we bring on.

Peter Swanson  - Piper Jaffray - Analyst

Thanks. That’s helpful. Question about the future opportunity for acquisition. How might you look to fund those acquisitions?

Ken Tepper  - TRM Corporation - President and CEO

Apparently we have sufficient cash on hand and we have a very strong relationship with Banc of America who had represented us in this transaction and did a tremendous expert job in that regard.

We also work with them on the commercial lending side. And I think that as we identify additional opportunities that are prudent from a financial perspective whether it is through our existing cash, or a combination of cash and commercial facility that in fact we have at this time, we will, I expect to be able to consummate a number of additional transactions that we think are important for the company.

So in terms of the pipeline that existed at TRM, that pipeline still exists. While it’s true that we were able to consummate that single most important transaction in that pipeline, all of the other transactions are also very important to us. And they are also very important to eFunds because it creates an additional opportunity for their processing network to be more fully leveraged. So in fact, as we grow, their processing backbone will grow along with us. But we will, we are aggressively focused on additional acquisition opportunities.

Peter Swanson  - Piper Jaffray - Analyst

I’m afraid, if I might ask two other questions. One with the potential for additional acquisitions, would you, does your contract with eFunds have a tiered pricing level where if you were to layer on additional machines, you unit processing costs would decline.

Ken Tepper  - TRM Corporation - President and CEO

See that is a very good question. The answer is yes. We will experience additional economies of scale as we grow through both acquisition and organically but Tom, if you would want to elaborate on that?

Tom Mann  - TRM Corporation - COO

There are tiered pricing in the various service level agreements with eFunds that take us down 10%, as we enter into the next tier and it depends on the service being offered. And we can expect to save as much as 20% as we hit the highest tiers we grow through the next few years.

Ken Tepper  - TRM Corporation - President and CEO

When I first came to TRM, we were paying, I believe, in excess of $0.12 on transaction, on the processing side. We were very focused on getting that down. When we achieved the $0.06 per transaction level, we felt that that was somewhat of a competitive advantage in allowing us to leverage that cost which was generally more attractive than the acquisition candidates we were looking at. With this transaction we will be at approximately a $0.03 per transaction level, which is even more so an asset as we look to leverage cost savings for additional acquisitions. And as we continue to grow, that cost model will become more efficient for us.

Peter Swanson  - Piper Jaffray - Analyst

OK, thanks and one...

Dan Tierney  - TRM Corporation - EVP

Pete, this is Dan Tierney, do you mind if we let a couple of other folks jump in here?

Peter Swanson  - Piper Jaffray - Analyst

I am happy to jump out. Thank you.

Dan Tierney  - TRM Corporation - EVP

Thank you sir.

Operator

Our next question from our webcast is from the Market’s Edge (ph). And the question is do you have an idea of what type of assumptions, the current analyst makes regarding 2005 estimates, specifically number of ATMs?

Dan Tierney  - TRM Corporation - EVP

I will — this is Dan Tierney; I will take a shot at that. Our both analysts, who were just on the phone, have designed their estimates around different assumptions regarding acquisition activity. They have a low medium and high. I believe that their high assumption takes into consideration some 12,000 to 13,000 additional units that would be acquired basically, between the second half of this year and the end of next year. And those acquisitions, I believe they have estimated those occurring in a fairly linear fashion. So their high estimate deals with the approximately 13,000 ATMs. If you were to look at their report and pick that column, if you will and correlate it to their EPS.

Ken Tepper  - TRM Corporation - President and CEO

I don’t think that any of our analysts anticipated a transaction of anywhere near this scope, either in terms of size or in terms of timing. So I would suggest you check, just to be helpful. I am sure you can always check with them to kind of, get some of their more specific thinking.

Dan Tierney  - TRM Corporation - EVP

Yes we have every expectation that both the analysts at FBR and Piper Jaffray will reevaluate their documents and reissue at some point in the future as a result of this.

Operator

And your next question comes from Chris Heinz (ph) of Perennial Partners. Please proceed.

Chris Heinz  - Perennial Partners - Analyst

Good morning, guys. How are you?

Ken Tepper  - TRM Corporation - President and CEO

Very good. How are you today?

Chris Heinz  - Perennial Partners - Analyst

Good. Just two quick questions. During the road show you spoke you spoke frequently about the average marginal ATM contributing, I think it was $5000 of gross profit per year. I know the mix has changed with this acquisition. But is that number still a good number or shall we think about it differently?

Ken Tepper  - TRM Corporation - President and CEO

 I think you will need to think about it differently because of the mix in the stake. That number was selected the TRM, ATM network as it stood at that time. It is obviously about to become a very different network, as a result of this sizeable acquisition.

Dan Tierney  - TRM Corporation - EVP

I think Chris, this is Dan Tierney, if you looked at the — I am sure you did at the slide presentation, you’ll see the Pro Forma from a net revenue standpoint. And so that kind of gives you a feel for some of the impact of the shift as a result of moving to a much higher mix of processing only sites.

Chris Heinz  - Perennial Partners - Analyst

So in other words how does the things like the 50% reduction in processing fees translate to, I assume that would benefit future ATM deployments. Is that right?

Ken Tepper  - TRM Corporation - President and CEO

Absolutely.

Chris Heinz  - Perennial Partners - Analyst

So, we would get that on?

Ken Tepper  - TRM Corporation - President and CEO

Both on organically generated and on acquired units. And again Chris I’ll tell you, I’ll share that our experience has been that our $0.06 per transaction cost basis was generally significantly lower than what we were seeing in terms of acquisition opportunities. So certainly $0.03 is more so.

Chris Heinz  - Perennial Partners - Analyst

This second and last question relates to slide five. The EBITDA, the sellers’ EBITDA was at $16 million and change. Was that a good run rate number? I know you are using last 12 months but if we were to look at say the most recent quarter and annualize it, I think you get something a little high or am I doing my math wrong?

Ken Tepper  - TRM Corporation - President and CEO

Well I don’t think your math wrong. I mean it is a trailing number. And I guess you’ll see that updated with us over time.

Chris Heinz  - Perennial Partners - Analyst

So the run rate’s probably a little higher than that?

Ken Tepper  - TRM Corporation - President and CEO

Well I would think that it is, yes.

Chris Heinz  - Perennial Partners - Analyst

OK. Thanks guys, congratulations.

Ken Tepper  - TRM Corporation - President and CEO

Thank you.

Operator

The next and final question that time will allow from our webcast audience is from Tom Levon at Smith Barney. The question is what would be the final shares outstanding on a fully diluted basis after this acquisition?

Ken Tepper  - TRM Corporation - President and CEO

Well, we are not issuing any additional shares in connection with this acquisition. This is a cash acquisition that will be funded through a combination of $120 million in syndicated senior debt underwritten through Banc of America and the balance comprised of cash that we have on hand. So, we will not be issuing any additional shares.

Dan Tierney  - TRM Corporation - EVP

And I believe, we have time for one more question from the teleconference.

Operator

And your last question from teleconference from Reid Anderson (ph) of FBR. Please proceed.

Reid Anderson  - FBR - Analyst

Can you hear me?

Ken Tepper  - TRM Corporation - President and CEO

Absolutely.

Reid Anderson  - FBR - Analyst

Congratulations, gentlemen.

Ken Tepper  - TRM Corporation - President and CEO

Thank you.

Reid Anderson  - FBR - Analyst

I just want to focus on the, kind of, the revenue enhancement side, just a couple of questions. First of strengthening that the, you know the pick up you can see in service margin is probably your quickest enhancement you can realize. Can you talk about the potential timing, is that something that is supposed to be closed that’s falling or is going to take a little time?

And then secondly, you look at the surcharge, the opportunity there. You’ve done a great job, redeploying a 1,000 ATMs and really managing that business. If you just do the math and look at the productivity of their estate of full placement and that, the lower surcharge and what it could potentially be, it suggests a very high potential revenue enhancement. What is the timing realistically of giving the seasoned visibility. And that whether you have better visibility as you go through the guidance (ph) the next couple of months or is it something we have to go get into next year?

Ken Tepper  - TRM Corporation - President and CEO

We are — fortunately we have a significant experience in terms of surcharge management and increase. We’ve gone through it on our own estate, both in the U.K. and in the U.S. and we are very familiar with both, what it takes to get it done in terms of at the machine level and in terms of managing the economic expectations in effect.

Unlike a photocopy machine, it is a lot easier to manage these on an electronic network such as an ATM network. So, we will, in all likelihood, we will begin very quickly to analyze an effect, and implement a plan to make sure that those surcharge fees are at the right target for us.

And again our experience read is that there is very little consumer pushback between a $1.65 and a $2 price level effect. And certainly even at $2, we are nowhere near the industry leader in terms of surcharge fees and that’s not our business model. I don’t think we ever will be.

But in this acquisition I think we just have an opportunity to effectively bring the portfolio up to market rates. And again today, we are at $1.95 on average. So certainly we will look to bring the portfolio up to market rate and that is a process that should start immediately, literally on the day of closing this. There is no reason to delay that process.

In terms of its financial impact, there is always some delay. It’s not going to show up within 14 days of closing. But I think it will show up in, over the next quarter or two.

In addition, in terms of the servicing enhancement, I would have a similar expectation that certainly over a quarter or so, we’ll be able to begin to see the benefit, if not sooner.

Reid Anderson  - FBR - Analyst

Excellent, thank you.

Ken Tepper  - TRM Corporation - President and CEO

Thank you everyone. I think that that’s it for the Q&A period. I hope we’ve been helpful. And I do want to take an opportunity to thank all of the professionals that worked with us seemingly tirelessly on this transaction, which would certainly include Price Waterhouse Coopers who did a tremendous job in assisting us with due diligence and the accounting function.

Certainly Banc of America on the commercial loan side and on the investment banking side. Banc of America Securities and our law firm both will (inaudible) as a firm. So, again I want to thank everyone that worked hard on the transaction.

And we will remain available in the coming days to answer any additional questions that you have, if you’d like to call us at the company.

Have a good day. Bye-bye

Operator

Thank you for your participation in today’s conference. This does conclude the presentation. You may now disconnect.

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